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                                                                   EXHIBIT 10.10

                         CORPORATE CUSTOMER AGREEMENT

     This Corporate Customer Agreement (the "Agreement") is made effective as of January 31, 2000 (the "Effective Date") by and between PeoplePC Inc., a Delaware corporation having a place of business at 100 Pine Street, 11/th/ Floor, San Francisco, California 94111 ("PeoplePC"), and Delta Air Lines, Inc., a Delaware corporation having a place of business at 1030 Delta Blvd., Atlanta, Georgia 30320 ("Customer"). PeoplePC and Customer are referred to herein collectively as the "Parties" and each individually as a "Party."

                                   Recitals

     A. PeoplePC is engaged in the business of, among other things, providing corporations with a customized Internet-access offering package (which may include personal computer hardware and software, Internet access, extended hardware service, customer support and promotional offers from third-party merchants) for use by a corporation's employees (the "PeoplePC Corporate Plan").

     B. Customer desires to make the PeoplePC Corporate Plan, excluding connectivity services, which will be obtained by Customer separately, available to its employees for use in connection with their employment by Customer.

     C. PeoplePC and Customer desire to enter into a relationship whereby Customer can offer the PeoplePC Corporate Plan to Employees as customized as set forth herein.

                                   Agreement

                            Article I -- Definitions

As used in this Agreement:

     "Affiliate" means any individual, corporation, partnership, association, or business that directly or indirectly through intermediaries, controls, is controlled by or is under common control with a party. "Control", for the purpose of this definition, shall mean an ownership, voting or similar interest (including any right or option to obtain such an interest) representing at least 50% of the total interests then outstanding of the pertinent entity.

     "Connectivity Vendor" shall mean the company that provides Internet connectivity (including, connectivity to Customer's VPN facility) to Employees (as defined herein) for use with the Corporate Offering (as defined herein) (the "Connectivity Services").

     "Corporate Offering" shall mean the combination of products and services for Employees, as described in the Corporate Offering Description set forth in

Exhibit C ("Corporate Offering Description") hereto, as such exhibit shall be
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developed and refined as required by this Agreement and updated from time to time by written agreement of the Parties. "Corporate Offering Website" means the website whose home page is currently (as of the Effective Date) located at the URL "[http://delta.peoplepc.com]", as such website may be modified or updated by PeoplePC from time to time.

     "Customer Marks" means the trademarks, service marks, trade names, and logos of Customer listed in Exhibit A-1 ("Customer Marks"), as such list may be
                            -----------
updated from time to time by Customer.

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     "Employee" shall mean an employee of Customer or, as to those Affiliates mutually agreed to by PeoplePC and Customer from time to time, an employee of any such Affiliate.

     "Employee Service Term" shall have the meaning set forth in Exhibit C.
                                                                 ---------

     "Intellectual Property Rights" means all current and future worldwide copyrights, trade secrets, patents and other patent rights, utility models, moral rights, trademarks, trade names, service marks, and all other intellectual property rights, including all applications and registrations with respect thereto.

     "Launch Date" means the date on which the Corporate Offering and the Connectivity Services are first made generally available to employees of Customer.

     "Link" means a hypertext link, in a textual or graphical form, from one website to another website.

     "Participating Employee" means an Employee who places an order for products or services under the Corporate Offering.

     "Participating Employee Order" means the specific applicable information provided to PeoplePC necessary for PeoplePC to process an order for an Employee under the Corporate Offering, including, employee name, selection of computer hardware/software packages, optional equipment, delivery address and, if provided for in the Corporate Offering, credit card information.

     "PeoplePC Marks" means the trademarks, service marks, trade names, and logos of PeoplePC listed in Exhibit A-2, as such list may be updated from time
                            -----------
to time by PeoplePC.

     "Target Dates" means the target dates listed in Exhibit B for completion of
                                                     ---------
various aspects of the work to be undertaken by the Parties pursuant to this Agreement, as such list may be modified and updated from time to time by written agreement of the Parties.

                        Article II - Corporate Offering

     2.1 Design and Development. The Parties shall use good faith efforts to design and develop their respective components of the Corporate Offering by the applicable Target Dates. It is understood and agreed that neither Party can guarantee the results or success of these efforts, the Target Dates are subject to change as circumstances warrant, and neither Party will have liability for any change in the Target Dates, or any failure to complete any portion of this work by the applicable Target Date, as long as such Party is using good faith, commercially reasonable efforts to fulfill its responsibilities in performing this work. This work is expected to include, among other things, (a) the elaboration of technical specifications and interfaces requires to implement the Corporate Offering; (b) the interface and coordination with the Connectivity Vendor; (c) the modification or adaptation of existing infrastructure to support the Corporate Offering; (d) the development of technical and functional specifications for such features, based on the specifications for the Corporate Offering, when completed; and (e) the evaluation and testing of the Corporate Offering until both Parties are satisfied with its quality and reliability and suitability for general release. Customer acknowledges that the geographic availability of the Corporate Offering may be limited by the Connectivity Vendor. The Parties shall cooperate to plan and coordinate geographic roll-out.

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     2.2  Marketing and Applications. Customer shall provide promotional literature to and shall actively solicit the participation of all current Employees and future Employees in using the products and services available through the Corporate Offering. Specifically, Customer shall (i) provide each Non-Participating Employee with literature describing such products and services, (ii) provide information meetings to all Non-Participating Employees to explain such products and services and (iii) designate a program liaison to its Employees and to PeoplePC, who shall be responsible for coordinating all internal marketing of such products and services at the Customer. PeoplePC shall provide a dedicated toll-free number and Internet application page for processing Employee applications for such products and services and shall cooperate with Customer in the development of descriptive literature, informational displays and other marketing related marketing collateral (the "Marketing Materials"). If required by the Corporate Offering, PeoplePC shall confirm all equipment upgrade requests from employees with Customer prior to shipment, unless Customer has pre-authorized such requests. During the first year of the Term, Customer shall spend at least $300,000 on marketing expenses for the Corporate Offering (including internal marketing expense and marketing payments to other parties). Six months following the parties' satisfaction of the contingencies set forth in Sections 2.5(c) and 2.5(d), the parties shall measure the number of then-current Participating Employees, and Customer shall be required to spend an additional amount on marketing expenses during the first year of the Term equal to $20 times the remainder of 60,000 minus the then-current number of Participating Employees ($20 x (60,000) -- then-current number of Participating Employees)), up to a maximum additional amount of $450,000. During each subsequent year during the term, Customer shall be required to spend a minimum of $10 per non-Participating Employee on marketing expenses, up to a maximum $200,000.

     2.3 Terminating Employees. Customer shall promptly notify PeoplePC when Participating Employees terminate employment with Customer (a "Terminating Employee"). The Parties shall cooperate to develop a transition process under the Corporate Offering for Terminating Employees and Customer shall remain responsible for payments to PeoplePC related to such Employee through the end of any applicable Employee Service Term (notwithstanding termination of employment or this Agreement) until such transition is completed. Customer shall cause the Connectivity Vendor to terminate Internet Connectivity Services for Terminating Employees. Customer shall remain responsible for payments to PeoplePC as described in Exhibit C.
             ---------

     2.4 Launch Date and Supply Forecast. The Parties shall cooperate to establish a Launch Date, rollout schedule and rolling-demand forecast for the Corporate Offering, all of which shall be based on and consistent with the applicable Target Date and the availability of equipment and services from third-party vendors (including the Connectivity Vendor).

     2.5  Provision of Corporate Offering.

          (a) PeoplePC shall make available, manage, and provide the Corporate Offering to Participating Employees throughout the Term, in substantial accordance with the terms of this Agreement, Exhibit C, and the Service Level Agreement, expect for those aspects of the Corporate Offering which the parties determine to be the responsibility of Customer. PeoplePC will have sole responsibility for first-line customer support of Participating Employees for the Corporate Offering and shall host and maintain the operation of the Corporate Website (excluding any Customer or third-party Links therefrom).

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          (b)  PeoplePC shall be responsible for the management and coordination of the delivery of the Corporate Offering, including the Connectivity Services. Notwithstanding the foregoing, or anything to the contrary in the Agreement, PeoplePC shall not be responsible for performance or non-performance of the Connectivity Vendor's obligations to Customer.

          (c) This Agreement shall be contingent on Customer and the Connectivity Vendor entering into an agreement for Connectivity Services, including relevant service level agreements, within thirty (30) days of the
Effective Date (the "Connectivity Agreement").    The Connectivity Agreement
will require the Connectivity Vendor to reasonably cooperate with PeoplePC in the delivery of the Corporate Offering and in PeoplePC's coordination role.

          (d) This Agreement shall be contingent upon a third party agreeing to make a loan [to PeoplePC] on the basis of the Corporate Offering on terms similar to the terms that a company with Delta's credit rating could obtain.

     2.6  Fees and Payment; Shipment and Delivery

          (a) Development Costs. Each party shall be responsible for its respective costs associated with the design, development and deployment of the Corporate Offering.

          (b) Fees. PeoplePC will send a monthly invoice for (i) the payments required from Customer for the provision of the Corporate Offering at the rates set forth in Exhibit D (including, without limitation, Monthly Payment, Shipping
             ---------
Charges and Upgrade Fees (unless PeoplePC has directly billed an Employee's credit card for such amounts) and (ii) all payments then due to the Connectivity Vendor for the provision of Connectivity Services (the "Connectivity Payment"). Customer shall not make Connectivity Payments directly to the Connectivity Vendor but shall instead make all such payments to PeoplePC for the account of the Connectivity Vendor. On receipt from Customer, PeoplePC shall pay to the Connectivity Vendor all Connectivity Payments, without setoff or reduction for any reason. Such invoice shall be due and payable thirty (30) days after the invoice date and, to the extent the invoice remains unpaid after the due date, it shall accrue a late payment fee of 1.5% per month or the maximum rate allowed by law, whichever is less.

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          (c)  Shipping. All products shall be shipped to the destination indicated in the applicable order in accordance the terms of this Agreement. Terms are EXW PeoplePC's original equipment manufacturer's distribution facility. PeoplePC shall establish and conform to packaging standards which will protect shipments in accordance with established industry practices. PeoplePC shall mark shipping containers or packages with the order number, contact person, and address of the destination and the shipper applicable to a particular Participating Employee Order. A complete packing list containing order number, contact person, quantity of product, configuration and specifications for products, date shipped, and requested destination shall be enclosed with all shipments.

          (d) Title; Risk of Loss. Title to personal computer hardware products and software media provided by PeoplePC under a Participating Employee Order shall pass to Customer upon delivery [free of liens, encumbrances, and claims of any type]. The risk of loss of such products shall remain with PeoplePC until delivery to Customer, at the address specified in the Participating Employee Order or other specified destination. As set forth in the Corporate Offering, Customer or its Employees shall pay all freight and insurance en route.

     2.7  Deliverables and Licenses.

          (a) Customer Deliverables. Customer will timely deliver to PeoplePC those components and information specified in the Corporate Offering for PeoplePC to develop, operate and maintain the Corporate Offering and to perform its obligations hereunder (which may include, but not necessarily be limited to, employee pre-registration information, employee lists, employee list updates and employee application confirmation) (collectively, the "Customer Deliverables"). PeoplePC will have a non-exclusive, non-transferable, royalty-free, limited license during the term of this Agreement to use and reproduce the Customer Deliverables, solely for the purpose of PeoplePC's performing its obligations hereunder. The Customer Deliverables will be considered Confidential Information of Customer subject to the provisions of Section 3.2. PeoplePC shall be excused from performance of its obligations under this Agreement to the extent such performance is prevented by Customer's failure to provide accurate Customer Deliverables.

          (b) PeoplePC Deliverables. PeoplePC will timely deliver to Customer those components and information specified in the Corporate Offering for Customer to perform its obligations hereunder (collectively, the "People PC Deliverables"). Customer will have a non-exclusive, non-transferable, royalty-free, limited license during the term of this Agreement to use and reproduce the PeoplePC Deliverables, solely for the purpose of Customer performing its obligations hereunder. The PeoplePC Deliverables will be considered Confidential Information of PeoplePC subject to the provisions of Section 3.2. Customer shall be excused from performance of its obligations under this Agreement to the extent such performance is prevented by PeoplePC's failure to provide accurate Customer Deliverables.

     2.8 Warrant. As soon as practicable, but in any event within ten (10) business days after the Effective Date, PeoplePC shall issue to Customer a warrant exerciseable for 250,000 shares of PeoplePC Common Stock at an exercise price per share equal to $12.45 (subject to adjustment, for stock splits, stock
dividends, merger, reclassification and the like).   Such warrant shall vest
immediately upon issuance and (i) expire six (6) months after the Closing of the initial public offering of the Company's common stock (the "IPO"), or three (3) years after the Effective

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Date, whichever occurs first and (ii) contain a cash-less exercise feature if the warrant is exercised at or after the IPO.

     2.9 Revenue-Sharing. PeoplePC shall credit against any payments due from Customer (i) eighty percent (80%) of the revenue recognized by PeoplePC from commerce activities from Employees originating from the Corporate Offer of the Day (as described in Exhibit C) and (ii) twenty percent (20%) of the revenue
                     ---------
recognized by PeoplePC from Employees' participation in the Corporate Offering Buyer's Club to the extent such revenue exceeds PeoplePC's expenses attributable to such club and is fairly allocated to Customer in proportion to PeoplePC's entire consumer and corporate customer base (including, without limitation, maintenance, operational, marketing and promotional expenses). For a period of one year after the Effective Date (with the exception of Company A), should PeoplePC enter into a revenue-sharing arrangement that is economically more favorable to any third-party corporate customer at comparable volume levels, PeoplePC will make such terms available to Customer retroactive to the date such terms were extended to such third-party corporate customer.

     2.10 Management Access. PeoplePC will make its management available to confer with Customer on other e-business issues as part of their overall relationship, including discussions with the Chief Executive Officer and the Director of Online Communications for website operations as Customer may reasonably request from time to time. PeoplePC will use good faith efforts to provide introductions of Customer to Softbank portfolio companies as Customer may reasonably request from time to time.

     2.11 Title. All products and services rendered by PeoplePC pursuant to this agreement shall be deemed to be offered and delivered solely to Customer and Customer shall be responsible for payment for all products and services of Employees through the full service term. Customer shall retain title to all computer hardware products and software media delivered under the Corporate Offering irrespective of whether these products are shipped directly to an Employee. Notwithstanding the foregoing, title to, and responsibility for payment for, peripherals and upgrades will be as set forth in the Corporate Offering.

     2.12 Service Levels. Performance levels relating to the Corporate Offering, including, but not limited to, those respecting order taking, fulfillment, and end-user call center support for the Corporate Offering, shall be as mutually agreed and set forth in a Service Level Agreement that will be incorporated as
                                                                            --
Exhibit G to this Agreement.  The Service Level Agreement shall also contain
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mutually-agreeable financial consequences for PeoplePC's failure to achieve required service levels, once the number of Participating Employees exceeds 40,000. PeoplePC shall support and maintain the Corporate Offering at the highest of the standard that it uses to support and maintains it general consumer offering, other corporate offerings at comparable volumes, or the standards required by this Agreement. PeoplePC shall not be responsible for support of the Connectivity Vendor or the Connectivity Service, except as specifically set forth in Exhibit G. The parties shall substantially achieve the service level targets set forth in Exhibit E, or such other targets that the
                                   ---------
parties agree to from time to time.

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                             Article III - General

     3.1  Trademark License.

          (a) Customer. Subject to the terms and conditions set forth in this paragraph, Customer grants to PeoplePC a limited, non-exclusive, non-transferable license during the term of this Agreement to use the Customer Marks in connection with the marketing, operation, promotion and administration of the Corporate Offering. PeoplePC's use of the Customer Marks other than in accordance with the Customer Trademark Usage Guidelines shall in each instance
be subject to Customer's prior written authorization and approval.   In
addition, PeoplePC will comply with Customer's then-current, trademark usage guidelines or policies that Customer may furnish to PeoplePC in writing from time to time concerning use of the Customer Marks (the "Customer Trademark Usage Guidelines"). A copy of such guidelines presently in effect is set forth in

Exhibit E-1 attached hereto.  All use of the Customer Marks hereunder will inure
-----------
to the benefit of Customer. Customer has and will retain exclusive ownership of the Customer Marks, and PeoplePC will not contest or challenge, or do anything inconsistent with, Customer's exclusive ownership of the Customer Marks.

          (b) PeoplePC. Subject to the terms and conditions set forth in this paragraph, PeoplePC grants to Customer a limited, non-exclusive, non-transferable license during the term of this Agreement to use the PeoplePC Marks in connection with the marketing, operation, promotion and administration of the Corporate Offering. Customer's use of the PeoplePC Marks other than in accordance with the PeoplePC Trademark Usage Guidelines shall in each instance
be subject to PeoplePC's prior written authorization and approval.   In
addition, Customer will comply with PeoplePC's then-current, trademark usage guidelines or policies that PeoplePC may furnish to Customer in writing from time to time concerning use of the PeoplePC Marks (the "PeoplePC Trademark Usage Guidelines"). A copy of such guidelines presently in effect is set forth in

Exhibit E-2 attached hereto.  All use of the PeoplePC Marks hereunder will inure
-----------
to the benefit of PeoplePC. PeoplePC has and will retain exclusive ownership of the PeoplePC Marks, and Customer will not contest or challenge, or do anything inconsistent with, PeoplePC's exclusive ownership of the PeoplePC Marks.

     3.2  Confidentiality

          (a) Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" of a Party means the information and documents identified in this Agreement as confidential information of such Party, as well as any and all other information (whether in writing or retained as mental impressions) that (i) such Party considers to be confidential or proprietary to its business (including trade secrets, technical information relating to ongoing research and development, business strategies, marketing plans, customer lists, and financial data).

          (b) General Confidentiality Obligations. Each Party agrees that it will (i) not disclose the other Party's Confidential Information to any third party (other than independent contractors as provided below); (ii) use the other Party's Confidential Information only to the extent necessary to perform its obligations or exercise its rights under this Agreement; (iii) disclose the other Party's Confidential Information only to those of its employees and independent contractors who need to know such information for purposes of this Agreement and who are bound by confidentiality agreements containing terms no less restrictive than those in this Section 3.2; and (iv) protect all Confidential Information of the other Party from

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unauthorized use, access, or disclosure in the same manner as it protects its own confidential information of a similar nature, and in no event with less than reasonable care.

          (c) Exceptions. "Confidential Information" does not include information the receiving Party can document (i) was in the public domain at the time it was communicated to the receiving Party by the disclosing Party;
(ii) entered the public domain after it was communicated to the receiving Party by the disclosing Party through no fault of the receiving Party; (iii) was in the receiving Party's possession free of any obligation of confidence at the time it was communicated to the receiving Party by the disclosing Party; or (iv) was developed by employees or agents of the receiving Party independently of and without reference to any Confidential Information communicated to the receiving Party by the disclosing Party. In addition, Section 3.2(b) will not be construed to prohibit any disclosure that is (A) necessary to establish the rights of either Party under this Agreement, (B) required by applicable law or
(C) required by a valid court order or subpoena, provided that, in each case, the Party required to make such disclosure notifies the other Party (whose Confidential Information is to be disclosed) thereof promptly and in writing and cooperates with the other Party if the other Party seeks to contest or limit the scope of such disclosure.

          (d) Terms of Agreement. Neither Party will disclose the existence or any terms of this Agreement to anyone other than its attorneys, accountants, and other professional advisors, except (i) pursuant to a mutually acceptable press release or otherwise approved by the other Party in writing; (ii) in connection with a contemplated change of control of such Party or sale of such Party's business (provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other Party hereto before such disclosure is made); or (iii) as may be required by law.

     3.3 Ownership of Intellectual Property Rights. As between Customer and PeoplePC, ownership of the Intellectual Property Rights under this Agreement are as follows.

          (a) Customer will retain exclusive ownership of all Intellectual Property Rights in the Customer Marks, the Customer Deliverables, and any Customer contributions to the web pages in the Corporate Offering Website (the "Customer Website Contributions") and any modifications, improvements, enhancements, and derivatives made to or from any of the foregoing by either Party in connection with this Agreement ("Customer's Intellectual Property Rights"). Subject to any restrictions otherwise set forth in this Agreement, Customer grants to PeoplePC a limited, non-exclusive, non-transferable license during the term of this Agreement to use Customer's Intellectual Property Rights in connection with the marketing, operation, promotion and administration of the Corporate Offering.

          (b) PeoplePC will retain exclusive ownership of all Intellectual Property Rights in the PeoplePC Corporate Program and any generally applicable aspects of the Corporate Offering, the Corporate Offering Website and the Marketing Materials and any modifications, improvements, enhancements, and derivatives made to or from any of the foregoing by either Party in connection with this Agreement ("PeoplePC's Intellectual Property Rights"). Subject to any restrictions otherwise set forth in this Agreement, PeoplePC grants to Customer a limited, non-exclusive, non-transferable license during the term of this Agreement to use PeoplePC's Intellectual Property Rights in connection with the marketing, operation, promotion and administration of the Corporate Offering.

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          (c)  Each Party agrees to cooperate with the other Party in executing and filing any documents and taking any other action necessary or reasonably requested by the other Party in order to give effect to the foregoing allocation of Intellectual Property Rights.

     3.4  Indemnification

     (a) By Customer. Customer will defend, at its own expense, all suits or actions against PeoplePC brought by third parties, and indemnify and hold PeoplePC harmless against costs and damages incurred, including reasonable attorney's fees, based upon claims arising from (A) any use by PeoplePC of Customer's Intellectual Property Rights in connection with the Corporate Offering infringes the intellectual property rights of third parties, (B) PeoplePC's use of the Customer Deliverables as permitted hereunder or (C) Employee's or Customer's violation of any law, regulation, public policy or end user agreement as permitted in connection with the Corporate Offering and Customer will pay all amounts agreed to in a monetary settlement of such claims and all damages awarded as a final judgment by a court of competent jurisdiction. PeoplePC shall give Customer prompt written notice of the claim, give Customer sole control of the defense and settlement of the claim, and cooperate with Customer, at Customer's reasonable request and expense, in the defense or settlement of the claim. PeoplePC may, at its own expense, participate in any such suit or action with counsel of its own choice.

     (b) By PeoplePC. PeoplePC will defend, at its own expense, all suits or actions against Customer brought by third parties, and indemnify and hold Customer harmless against costs and damages incurred, including reasonable attorney's fees, based upon claims that (A) any use by Customer of PeoplePC's Intellectual Property Rights as permitted in connection with the Corporate Offering infringes the intellectual property rights of third parties, (B) prohibited use by PeoplePC of the Customer Deliverables or (C) PeoplePC's violation of any law, regulation, public policy or end user agreement in connection with the Corporate Offering and PeoplePC will pay all amounts agreed to in a monetary settlement of such claims and all damages awarded as a final judgment by a court of competent jurisdiction. Customer shall give PeoplePC prompt written notice of the claim, give PeoplePC sole control of the defense and settlement of the claim, and cooperate with PeoplePC, at PeoplePC's reasonable request and expense, in the defense or settlement of the claim. Customer may, at its own expense, participate in any such suit or action with counsel of its own choice.

     (c) End-User Agreements. The parties shall work together to define in the Corporate Offering those aspects of PeoplePC's end-user agreements which will be applicable to Employees.

     3.5  Audit Rights.

          (a) Each Party will keep complete and accurate records used to determine the payments requested from the other Party hereunder or, in the case of Customer, the amount of and payments by Customer attributed to the Minimum Annual Marketing Commitment, for a period of at least three (3) years after any such obligation accrues. During the term of this Agreement and for two (2) years thereafter, each Party will have the right to have an inspection and audit of the other Party's relevant books and records (an "Audit") with respect thereto. The Party requiring an Audit shall be referred to as the Auditing Party and the party that is the subject of such Audit shall be referred to as the Audited Party. An Audit shall be conducted by an independent audit professional chosen by the Auditing Party (subject to the Audited Party's

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reasonable acceptance) and paid by the Auditing Party, no more often than once every twelve (12) months, during regular business hours at the Audited Party's offices and in a manner that does not unduly interfere with the Audited Party's business operations. If, in the case of payments between the Parties, an Audit reveals that the Audited Party has underpaid the amounts owed to the Auditing Party, the Audited Party will promptly pay to the Auditing Party the amounts underpaid. If, in the case of payments between the Parties, an Audit reveals that the Auditing Party has overpaid the amounts owed to the Audited Party, the Audited Party will promptly reimburse the Auditing Party the amount overpaid.
In either event, but not with respect to Customer's marketing obligations, if such audit indicates an overpayment by the Auditing Party or an underpayment by the Audited Party of more than five percent (5%) of the actual amount determined by such Audit, then the Audited Party shall reimburse the Auditing Party the reasonable costs of such Audit.

          (b)  In addition, each Party shall have the right, upon at least seven
(7) days prior written notice, to audit (during regular business hours at the other Party's offices and in a manner that does not unduly interfere with the other Party's business operations) at the auditing party's sole expense the other party's compliance with the confidentiality obligations under this Agreement, at any time a Party has reasonable and credible evidence of the other Party's violation of such obligations.

     3.6  Taxes.    Customer shall be responsible for the payment of any and all sales, use, customs, excise, value added, ad valorem or other similar tax, assessment, duty or similar governmental charge or fee chargeable on account of any amounts from Customer to PeoplePC for the provision of goods, services or facilities by PeoplePC to Customer pursuant to the Agreement, but excluding any tax measured by the net or gross income or excess profits, receipts, capital, franchise, net worth or business privilege of PeoplePC ("Taxes"). In jurisdictions where PeoplePC is registered to collect sales and use taxes, PeoplePC shall invoice Customer for applicable sales and use taxes, unless Customer delivers to PeoplePC a valid exemption certificate prior to the delivery of subject property. Charges to Customer under this Agreement are exclusive of Taxes; all such Taxes shall be separately stated on the invoice. If a claim is made against PeoplePC for Taxes with respect to which Customer is responsible for payment hereunder, PeoplePC will notify Customer immediately upon receipt of said notice. If requested by Customer, PeoplePC shall, at Customer's expense, take such action as Customer may reasonably direct with respect to such asserted claim or permit Customer to contest in the name of PeoplePC the validity, applicability or amount of such claim. If all or any part of any Taxes are refunded or credited, PeoplePC shall repay Customer such part thereof that were paid by Customer, including any interest received thereon. Each party shall bear sole responsibility for all taxes, assessments and other real property-related levies on its owned or leased property. The parties shall cooperate in good faith to determine accurately each party's tax liability and to minimize such liability to the extent legally permissible. PeoplePC makes no representation to Customer as to the tax consequences of the Corporate Offering to Employees.

     3.7  Warranties

          (a) Services. PeoplePC warrants that all services it renders under this Agreement shall be performed in a good and workmanlike and professional manner, and in conformance with this Agreement, and that all personnel employed by PeoplePC to perform such

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services shall have the appropriate skill to enable them to perform their duties in a workmanlike manner in accordance with then-current industry standards.

          (b) Good Title. PeoplePC warrants that Customer will acquire good title to the personal computer hardware products and software media distributed by PeoplePC under a Participating Employee Order, free and clear of all liens and security interests, as set forth in Section 2.6(d). PeoplePC represents and warrants that it has the right to distribute to Customer the personal computer hardware, third-party software, and third-party extended hardware service contract, as applicable, under a Participating Employee Order.

          (c) Product Warranties. PeoplePC warrants that Customer will receive all manufacturer's end user warranties, as set forth in the Corporate Offering, for the personal computer hardware products and software titles distributed by PeoplePC under a Participating Employee Order upon delivery of such products.

          (d) Intellectual Property Rights. Each party warrants that it has the right to grant to the other party the license right granted under this Agreement to the granting party's intellectual property, including the party's marks.

          (e) Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.7, NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER PARTY, EXPRESS OR IMPLIED, REGARDING SUCH PARTY'S PRODUCTS, SERVICES, DELIVERABLES, OR TECHNOLOGY, AND EACH PARTY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT WITH RESPECT TO THE FOREGOING. IN PARTICULAR, AND NOT BY WAY OF LIMITATION, NEITHER PARTY WARRANTS THAT ITS COMPONENTS OF THE CORPORATE OFFERING WILL OPERATE ERROR-FREE OR WITHOUT INTERRUPTION.

     3.8  Limitation of Liability; Insurance.

          (a) Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, IN CONNECTION WITH THIS AGREEMENT. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, EXCEPT FOR PAYMENTS OWED BY CUSTOMER TO PEOPLEPC, THE TOTAL, CUMULATIVE LIABILITY OF EACH PARTY TO THE OTHER PARTY FOR ANY AND ALL CLAIMS AND CAUSES OF ACTION ARISING FROM OR RELATING TO THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, IN TORT, OR OTHERWISE, WILL NOT EXCEED TEN MILLION DOLLARS ($10,000,000); PROVIDED HOWEVER, THAT THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY IN THE EVENT OF: CLAIMS FOR BODILY INJURY (INCLUDING LOSS OF LIFE) OR DAMAGE TO REAL PROPERTY OR TANGIBLE PERSONAL PROPERTY TO THE EXTENT CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY; EITHER PARTY'S INDEMNIFICATION OBLIGATIONS AS TO THIRD PARTIES UNDER
SECTION 3.4 OF THIS AGREEMENT; OR BREACH BY EITHER PARTY OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT.

          (b)  Insurance. PeoplePC shall maintain throughout the term of this
Agreement: workers' compensation insurance with statutory limits and employer's liability insurance in an amount not less than $500,000; Comprehensive General Liability insurance with a combined single limit for bodily injury and property damage of not less than $5,000,000 per occurrence. All insurance policies shall be primary, without contribution from any other insurance carried by the Customer. All policies shall provide for contractual liability and shall include a standard cross-liability clause or endorsement. Upon Customer's request, PeoplePC shall provide Customer with a certificate evidencing this coverage, naming the Customer as an additional insured (except for workers' compensation) and providing not less than thirty (30) days prior written notice of cancellation, termination or material change. PeoplePC's liability under this Agreement shall not be limited by the amount or type of insurance required under this paragraph.

     3.9  Term and Termination.

          (a) The term of this Agreement will begin as of the Effective Date and will continue for a period ending three (3) years after the Launch Date (the "Term"). If PeoplePC chooses not to renew the Agreement at the end of the Term, the Term shall be extended to the extent necessary to allow the completion of all outstanding Employee Service Terms existing on the date they would otherwise expire and the parties shall continue to comply with their obligations hereunder until all Employee Service Terms have been completed, provided that Section 2.2 shall not apply during the extension period. If Customer chooses not to renew the Agreement at the end of the Term, Customer shall have the option to: (a) pay to PeoplePC the present value of all Monthly Payment obligations remaining as of the expiration of the Term; or (b) extend the Term of the Agreement to the extent necessary to allow the completion of all outstanding Employee Service Terms existing on the date it would otherwise expire and the parties shall continue to comply with their obligations hereunder until all Employee Service Terms have been completed, provided that Section 2.2 shall not apply during the extension period.

          (b) Each Party will have the right to terminate this Agreement upon written notice to the other Party if (i) the other Party has committed a material breach of this Agreement, (ii) the other Party has not cured such breach within thirty (30) days after receipt of written notice of such breach from the other Party, and (iii) such breach remains uncured as of the effective date of termination.

          (c) Upon termination of this Agreement for any reason and upon Customer's request, PeoplePC may convert any Participating Employees to general PeoplePC members and any subsequent payments for service shall be made directly by such users to PeoplePC. Customer shall have no liability with respect to such converted users that accrues after the date of such conversion.

          (d) Upon termination of this Agreement for any reason (i) each Party will promptly return all Confidential Information of the other Party, (ii) Customer will pay all outstanding amounts owed to PeoplePC under this Agreement within forty-five (45) days after the effective date of such termination, subject to any right of setoff and (iii) the following provisions will nonetheless remain in effect: Article I ("Definitions"), all of Article III ("General") (exception Section 3.1) and the payment obligations of Customer under Section 2.6 with respect to any remaining portions of any Employee Service Terms.

     3.10 Relationship of Parties. Nothing in this Agreement will be construed as creating any agency, partnership, or other form of joint enterprise between the Parties. Neither Party will have the authority to act or create any binding obligation on behalf of the other Party, and neither Party will represent to any third party that it has the authority to act or create any binding obligation on behalf of the other Party. Nothing in this Agreement shall be construed to create an exclusive relationship between the parties or prevent either party from entering into agreements or providing or participating in programs, on similar or dissimilar terms, with any other party.

     3.11 Notices. All notices, consents, waivers, and other communications intended to have legal effect under this Agreement must be in writing, must be delivered to the other Party at the address set forth at the top of this Agreement, attention: Chief Financial Officer, by personal delivery, certified mail (postage pre-paid), or a nationally recognized overnight courier, and will be effective upon receipt (or when delivery is refused). Each Party may change its address for receipt of notices by giving notice of the new address to the other Party.

     3.12 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of California as such laws apply to contracts made between California residents to be performed entirely within California. The United Nations Convention for the Sale of International Goods will not apply to this Agreement.

     3.13 Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement, any breach of Section 3.2 by either Party will cause irreparable damage for which recovery of money damages would be inadequate, and that the non-breaching Party will therefore be entitled to seek timely injunctive relief to protect such Party's rights under this Agreement in addition to any and all remedies available at law.

     3.14 Waiver. The failure of either Party to require performance by the other Party of any provision of this Agreement will not affect the full right to require such performance at any time thereafter; nor will the waiver by either Party of a breach of any provision of this Agreement be taken or held to be a waiver of the provision itself.

     3.15 Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

     3.16 Assignment. Neither this Agreement nor any rights or obligations of either Party under this Agreement may be assigned in whole or in part without the prior written consent of the other Party except in connection with a merger or sale of all or substantially all of the business or assets of the assigning Party. Any attempted assignment in violation of the preceding sentence will be void. This Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the Parties. Notwithstanding the foregoing, nothing shall preclude either party from sub-contracting or out-sourcing any of its obligations hereunder; provided, however that such sub-contracting or out-sourcing shall not relieve the party sub-contracting or out-sourcing from any of its obligations under this Agreement.

     3.17 Force Majeure. Neither Party will be liable for any failure to fulfill its obligations hereunder due to acts or omissions of government or military authority, acts of God, general shortages of materials and general transportation delays that could not have been avoided through alternative sources of supply or transport, earthquakes, fires, general power and communications network failures, floods, labor disturbances (other than those by PeoplePC's own employees or those of its contractors), riots, or wars, or other similar causes beyond the reasonable control of a party and not the fault of a party or the fault of those for whom a party is responsible.

     3.18 Full Power. Each Party represents that it has full power to enter into and perform this Agreement, and the person signing this Agreement on such Party's behalf has been duly authorized and empowered to enter into this Agreement.

     3.19 Construction. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement. Unless otherwise expressly stated, when used in this Agreement the word "including" means "including but not limited to."

     3.20 Entire Agreement and Amendment. This Agreement together with the Exhibits completely and exclusively states the agreement of the Parties regarding its subject matter. It supersedes, and its terms govern, all prior understandings, agreements, or other communications between the Parties, oral or written, regarding such subject matter. This Agreement may be executed in counterparts (each of which will be deemed an original and all of which will be deemed to be one instrument) and may be amended only in a document signed by both Parties.

     3.21 Publicity. Neither party shall publish or use the other party's or
          ---------
such party's Affiliates' names, or its or their trademarks or product names in any advertising, sales promotion (other than customer lists) or publicity matter without the other's prior written approval.

     3.22 Export Control.  PeoplePC agrees to comply with all export control
          --------------
regulations in respect of shipment of products by PeoplePC to Customer outside the United States. Customer will reimburse PeoplePC for all reasonable fees incurred by PeoplePC as a result of PeoplePC's compliance with the export control regulations on Customer's behalf and at Customer's request.

     3.23 Supplier Performance. PeoplePC will participate in Customer's Supplier Performance Program (the "Program") which monitors, evaluates and scores suppliers in accordance with Program objectives. Should any part of the Program conflict with the terms of this Agreement, this Agreement shall prevail. Nothing in the Program shall be construed to affect either party's rights or obligations under this Agreement.

     3.24 Supplier Diversity. To the extent applicable, PeoplePC agrees to include the provisions under FAR 52.219-8, "Utilization of a Small Business Concerns and Small Disadvantaged Business Concerns," (if applicable) in all subcontracts that offer further subcontracting opportunities. All subcontractors, except small business concerns, that receive contracts in excess of $500,000 ($1,000,000 for construction) must adopt and comply with a plan similar to the plan required by FAR 52.219-9, "Small Business and Disadvantaged Business Subcontracting Plan." (FAR 19.704 (a) (4)). For the purposes of this Agreement and clause, PeoplePC shall not be deemed to be a subcontractor.

     3.25 Disputes. The parties agree that all disputes arising out of or relating to this Agreement shall be resolved in accordance with the Dispute Resolution Procedures set forth in Exhibit F to this Agreement.
                                   ---------

     In Witness Whereof, the Parties have executed this Corporate Customer Agreement as of the Effective Date.

CUSTOMER:                                    PEOPLEPC:

DELTA AIR LINES, INC.                        PEOPLEPC INC.

By: /s/ M. Michele Burns                     By: /s/ Nick Grouf

Name: M. Michele Burns                       Name: Nick Grouf

Title: Vice President and Treasurer          Title: President

                                  Exhibit A-1

                                 Customer Marks



                          [to be provided by Customer]

                                  Exhibit A-2

                                PeoplePC Marks


                         [to be provided by PeoplePC]

                                   Exhibit B

                                 Target Dates

                          [to be mutually determined]

                                   Exhibit C

                        Corporate Offering Description

                             Delta Air Lines, Inc.

 EMPLOYEE PACKAGES AND PRICING:

 Package A.  PC+ISP (excluding connectivity)

 Personal Computer Options (Minimum Specifications):

 Table 1:

--------------------------------------------------------------------------------
 PC Option 1 (Desktop) (2):                         PC Option 3 (Laptop):
--------------------------------------------------------------------------------
 Monthly Payment: $16.35                            Monthly Payment: $[tbd]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 OEM - Toshiba                                      Toshiba Model #PS210U-T2CW8
 366 MHz Celeron                                    Satellite 2100CDT
 64 MB Memory (1)                                   AMD
 6 GB Hard Drive                                    64 MB Memory
 Keyboard                                           4.3 GB HD
 Mouse                                              12.1 TFT
 1.44 MB floppy drive                               24x CD-ROM
 40x CD-ROM                                         56k modem
 15" monitor (diagonal)
 Speakers
 56k modem
 Tower Cabinet
--------------------------------------------------------------------------------

 (1)  8 MB Video Ram shared from DRAM Memory

 (2) PeoplePC will also develop a desktop product specification for another major vendor OEM personal computer package with competitive pricing and shall deliver a supplement to this Exhibit A containing the specification and pricing of such package to Customer prior to the Launch Date. Such supplement shall be deemed to be incorporated into this Exhibit A. Customer and PeoplePC will work together to modify the specifications and pricing levels of other personal computer options to be included in the Corporate Offering from time to time as appropriate.

 Standard Software and Hardware Support for Package A Systems:


   Standard Software                  Service and Support
------------------------------------------------------------------------------------------
   Windows 98                         On-site parts and labor extended service warranty
   Quicken                            against hardware defects for the System Service Term
   MS Works
   Norton Antivirus
   Net2PhoneInternet telephony
   Connected data backup
   Windows Media Player
------------------------------------------------------------------------------------------

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

During the provisioning process PeoplePC will include MS Office as an upgrade option at Employee's expense for Delta's current rate with Microsoft.

Package A does not include Connectivity Services, which shall be obtained by Customer at Customer's additional expense.

Hardware Upgrades for Package A Systems:

Employees can request peripheral upgrades through the Corporate Offering application process as follows:
     a. Upgrade from 15" monitor to 17" monitor (diagonal measure) for an Upgrade Fee of $99
     b.   Add Epson color printer (Model __________) for an Upgrade Fee of $99

Package B. ISP-only (excluding connectivity)

For Employees that already have suitable computers, PeoplePC will provide a co-branded ISP-only version of the Corporate Service (not including connectivity). PeoplePC will provide the General Employee Services without a Personal Computer for a Monthly Payment of $0.00. Package B does not include the Connectivity Services, which shall be obtained by Customer at Customer's additional expense.

a.   Pricing:

The Monthly Payment amounts set forth in this Exhibit A are the current amounts PeoplePC expects to charge. These amounts are subject to adjustment to reflect changes in PeoplePC's financing costs directly attributable to hardware and software provided in connection with the Corporate Offering, which changes are more than 100 basis points from the rate that a company with Delta's credit rating could obtain as of the Effective Date; provided, however, that the Monthly Payment respecting any Employee order shall not change during the applicable Employee Service Term.

Customer shall be obligated to pay a Monthly Payment corresponding to each Package A or Package B ordered for each month in the thirty-six (36) period commencing on the date the order is processed by PeoplePC (the "Employee Service Term"). The Monthly Payment obligation shall accrue at the beginning of each month in such period. PeoplePC will provide the hardware and extended hardware warranty packages per Package A system for the respective Employee Service Term. PeoplePC will provide the General Employee Services for each Package A or Package B system for the respective Employee Service Term.

The Monthly Payment does not include charges for Connectivity Services. Charges from Connectivity Services are additional and will be borne directly by Delta but shall be paid to the Connectivity Provider through PeoplePC.

PeoplePC's standard Shipping Charge for a Package A system is $48 in the 48-contiguous United States. Additional shipping charges related to the geographic distribution of Delta's employees may also apply. The Parties will cooperate to attempt to lower shipping costs.

GENERAL EMPLOYEE SERVICES:

Customer Support:

PeoplePC will operate a 24 x 7 support desk for its general membership (except issues related to VPN or second level of support for connectivity issues) which Employees can access through a toll-free (48 states) telephone number provided by PeoplePC. This call center processes support inquires for hardware (currently provided both by Sykes International and OEM partners), software, registration, Internet connectivity, and other membership-related issues.

PeoplePC will also provide a dedicated Delta support cell to respond to Delta employee inquiries. PeoplePC will support "warm transfers" to forward calls regarding (i) the Delta VPN directly to the Connectivity Vendor subject to agreement with the Connectivity Vendor and (ii) other Employee inquires to appropriate Delta departments.

E-mail Service:

PeoplePC's e-mail service for each Employee will include at a minimum:
     .    2 e-mail addresses
     .    5 MB storage space per mailbox
     .    10 MB web hosting space
     .    Website building tools through Trellix

CORPORATE CUSTOMIZATIONS:

          a. Placement of two Delta icons on the computer system Employee desktop: Delta intranet (VPN) and Delta website (or other destination of Delta's choosing). When one of these icons is clicked, the user will be dialed into the appropriate network and connected to the designated destination.

          b. Permanent presence on the Welcome Page that launches whenever a customer dials into the Internet. This will include a Delta content module linking to designated Delta content (e.g. benefits, company news, etc.) as well as one "offer of the day" banner on the lower right of the Welcome Page (the "Corporate Offer of the Day") for promotion of unique offers for Delta employees. Control of this banner will be solely at the discretion of Delta. PeoplePC will maintain control of an additional "offer of the day" banner and will promote offers to Delta employees. Delta will have the right of refusal for placement of specific offers, such as those made by competitors, from being promoted by PeoplePC to Delta employees.

          c. Placement of a Delta button on the Welcome Page that when clicked takes the user directly to the Delta website

          e. A dedicated keyboard button that links directly to the Delta intranet. Delta recognizes that while PeoplePC shall use good faith efforts to load the keyboard button onto the Computers, conditions exist outside PeoplePC control, which may delay the loading of the keyboard button.

          f. Placement of a Delta button on the top of the co-branded Microsoft/PeoplePC Internet browser that when clicked will link the user to the Deltaweb site

          g. A co-branded Delta/My Yahoo! page as the default page for the Internet browser. This default page will include a Delta content module in the page's top center section with relevant content links.

          h. Access to general benefits provided by the PeoplePC Buyer's Club. Delta may exclude any merchants from display in Corporate Offering.

   Ongoing services provided as part of the Corporate Offering. PeoplePC will provide the following services to Delta at no additional charge.

          .    Web and call-center based order provisioning

          . Oversight of ordering and individual order fulfillment to Delta employees (e.g. individual ship-to's)

          . A PeoplePC startup guide and Welcome Packet to assist in installation

          .    Consolidated monthly billing to Delta

     Incremental services provided as part of the Corporate Offering. PeoplePC will provide the following services to Delta at no additional charge.

          . Customization of various "real estate" throughout the consumer experience, including: Desktop, Welcome Page, Browser, Default Home Page, Keyboard

          . Pre-loading of the software for customized software for the Corporate Program on computer systems

          . Incremental account management resources dedicated to this program to manage implementation and provide overall program management

          . Dedicated PeoplePC call center personnel to process Delta support inquiries.

                                   Exhibit D

                          Corporate Offering Pricing

                                 See Exhibit C

                                  Exhibit E-1

                         Customer Trademark Guidelines

                          [to be provided by Customer]

                                  Exhibit E-2

                         PeoplePC Trademark Guidelines

                          [to be provided by PeoplePC]

                                   Exhibit F

                          Call Center Support Targets

Call center:
Call abandonment rate not in excess of 4%
80% of calls answered within 20 sec or less
24x7 coverage, 365 days/year
e-mail response within 24 hours
98% of approved orders to ship within
    three business days of approval

                                   Exhibit F

                           Dispute Resolution Process
                           --------------------------

1. The parties agree, either with respect to the interpretation of any provision of this Agreement, or with respect to the performance by PeoplePC or by Customer hereunder, to resolve any such dispute by the procedure as specified in this Exhibit. Upon the written request of either party, each of the parties will appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute. Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

2.   If the designated representatives do not resolve the dispute within five
(5) days after the date of the other party's receipt of a request to appoint a designated representative as described in Section, then the dispute shall be escalated to an Officer (Vice President or higher) of Customer and an Officer (Vice President or higher) of PeoplePC, for their review and resolution within five (5) days after the initial receipt of the request to appoint a designated representative. If the dispute is not resolved by the parties' designated Officers with five (5) days, then the matter shall be referred to Customer's C.F.O. and PeoplePC's C.E.O., within ten (10) days, for a final resolution (or final attempt at resolution) prior to the parties initiating formal proceedings.

3. Notwithstanding anything to the contrary in this Section, at the end of such ten (10) day period, if the Officer of PeoplePC and Officer of Customer described in this Section, mutually agree, they shall have the authority to stay the time periods set forth in this Section. If Customer's C.F.O. and PeoplePC's C.E.O. cannot reach a mutually agreeable resolution of the dispute, then either party may resort to litigation.

4. Unless the Service Agreement with respect to which the dispute has arisen has expired in accordance with its provisions or is terminated pursuant to the Agreement, the parties agree to continue performing their respective obligations under this Agreement and the applicable Service Level Agreement while the dispute is being resolved [PeoplePC to review all SLA provisions]

                                   Exhibit G


                            Service Level Agreement

                        [to be attached upon completion]


28